MMC NORILSK NICKEL TO DEMERGE ITS GOLD ASSETS



o A NEW INDEPENDENT GLOBAL GOLD MAJOR (NEWCO) WILL BE CREATED

o NEWCO TO CONSOLIDATE MMC NORILSK NICKEL'S RUSSIAN AND INTERNATIONAL GOLD
  ASSETS

o PRODUCTION OF 1.1 MILLION OZ PER ANNUM IN RUSSIA

o 18.9 MILLION OZ OF ESTIMATED RESERVES IN RUSSIA

At its meeting on April 15th, 2005, the Board of Directors of MMC Norilsk Nickel ("Company") resolved to initiate steps which should lead to the demerger of the Company's Russian gold assets consolidated under ZAO "POLUS" and its subsidiaries ("Polyus") and the Company's 20% interest in Gold Fields Limited (the "Transaction").

The contemplated Transaction, if implemented, should create a new large independent gold major (Newco) with the potential for substantial organic growth and a window into one of the world's most prospective gold regions: Russia.

The Transaction, if implemented, would, in the opinion of the directors, provide investors with direct exposure to this unique investment, and should allow Newco to realize its inherent growth options, enhance gold business's direct access to the financing opportunities and unlock substantial value for all Company's shareholders.

The initial step in the Transaction will be to consolidate all the Company's gold assets (including its 20% interest in Gold Fields Limited) under Polyus.

It is the intention of the Board of MMC Norilsk Nickel that Newco would seek both domestic and international listings as soon as practicable, following the Transaction.

In the year to 31 December 2004, Polyus produced 1.1 million oz of gold, and as of April 1st, 2005 had estimated reserves of 18.9 million oz (Russian categories B+C1) and resources of 40.8 million oz (Russian categories C2+P1).

Deloitte & Touche have been retained to audit the pro forma IFRS accounts for Polyus, and Steffen, Robertson & Kirsten have been retained to audit Polyus' reserves and resources.


 THESE WRITTEN MATERIALS ARE NOT AN OFFER OF SECURITIES FOR SALE IN THE UNITED
   STATES. SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. ANY PUBLIC OFFER OF SECURITIES TO BE MADE IN THE UNITED STATES
 WILL BE MADE BY MEANS OF A PROSPECTUS THAT MAY BE OBTAINED FROM THE ISSUER OR
  SELLING SECURITY HOLDER AND THAT WILL CONTAIN DETAILED INFORMATION ABOUT THE
            COMPANY AND MANAGEMENT, AS WELL AS FINANCIAL STATEMENTS.

     TO BE RELEASED OUTSIDE THE UNITED STATES ONLY. NOT FOR DISTRIBUTION IN
                          AUSTRALIA, CANADA OR JAPAN.

The Board of Directors proposes to structure the Transaction in such a way that the registered holders of each common share of the Company become entitled to one common share of Newco.

The Board of Directors expects to take a final decision in respect of the Transaction in August 2005, in which case the shareholders of the Company would receive a detailed information memorandum describing the creation of Newco in order to consider the proposed Transaction at an Extraordinary Meeting of Shareholders in September 2005. Based upon this timetable, the completion of the Transaction is expected to be in early 2006.

Commenting on developments, CEO of MMC Norilsk Nickel, Mikhail Prokhorov stated:

"Polyus has one of the most exciting asset bases of scale in the global gold sector today, as well as providing a window into one of the world's most prospective, but least developed, gold regions: Russia. We see the demerger as a means to unlock substantial value for all Norilsk shareholders and to create a platform to build a new global gold major centred around existing gold assets."

The Company is being advised on the Transaction by Deutsche Bank AG London (financial advisor) and Debevoise & Plimpton LLP (legal advisors).

For further information contact:

Denis Morozov                               Nicholas Jordan, Managing Director
Deputy CEO                                  Vice-Chairman - Global Banking
MMC Norilsk Nickel                          Deutsche Bank AG London
+7 095 797 82 57                            +44 207 545 8000


 THESE WRITTEN MATERIALS ARE NOT AN OFFER OF SECURITIES FOR SALE IN THE UNITED
   STATES. SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. ANY PUBLIC OFFER OF SECURITIES TO BE MADE IN THE UNITED STATES
 WILL BE MADE BY MEANS OF A PROSPECTUS THAT MAY BE OBTAINED FROM THE ISSUER OR
  SELLING SECURITY HOLDER AND THAT WILL CONTAIN DETAILED INFORMATION ABOUT THE
            COMPANY AND MANAGEMENT, AS WELL AS FINANCIAL STATEMENTS.

     TO BE RELEASED OUTSIDE THE UNITED STATES ONLY. NOT FOR DISTRIBUTION IN
                          AUSTRALIA, CANADA OR JAPAN.